                                                                    Exhibit 12.1

                          Easco, Inc. and Subsidiaries
                  Consolidated Statement Regarding Computation
                          of Ratio of Earnings to Fixed
                           Charges (all amounts except
                         ratios are shown in thousands)
                           Fixed Charge Coverage Ratio


                                                                               Year ended December 31,
                                                       1998             1997          1996              1995             1994
                                                       ----             ----          ----              ----             ----
Income (loss) before income taxes
  and extraordinary (loss)                            13,305           10,375        (26,481)          20,051           14,319
Add: fixed charges                                     9,738            9,716         10,339           10,889            9,313
                                                      ------           ------       -------            ------           ------
                                                      23,043           20,091        (16,142)          30,940           23,632

Fixed Charges
Interest                                               8,043            8,017          8,449            9,044            7,531
Amortization of debt issuance costs                      576              572            572              571              762
Interest factor in rents                               1,119            1,127          1,319            1,275            1,021
                                                      ------           ------       -------            ------           ------
                                                       9,738            9,716         10,340           10,890            9,314

Ratio of earnings to fixed charges                       2.4              2.1             -               2.8              2.5
                                                      ======           ======       =======            ======           ======
Deficiency of earnings to fixed charges                    -                -        (26,482)               -                -
                                                      ======           ======       =======            ======           ======
Rent Expense
Total                                                  3,356            3,381          3,958            3,826            3,064
One-third interest factor                               33.3%            33.3%          33.3%            33.3%            33.3%
                                                      ------           ------       -------            ------           ------
                                                       1,119            1,127          1,319            1,275            1,021
                                                      ======           ======       =======            ======           ======



                                       28